EXHIBIT 99.1

[GRAPHIC OMITTED]
 TOMPKINS
  TRUSTCO, INC.

                                             For additional information contact:
                                                 James J. Byrnes, Chairman & CEO
                                                                  (607) 273-3210

FOR IMMEDIATE RELEASE
December 21, 2006

                 Tompkins Trustco Announces Election of Officers
                             and Board Appointments

       ITHACA, NY (December 21, 2006)- Tompkins Trustco, Inc. (AMEX: TMP).

Consistent with previously announced succession plans, the Board of Directors of Tompkins Trustco, Inc. confirmed the following elections of officers and board appointments, effective January 1, 2007:

         Stephen S. Romaine, as President and Chief Executive Officer of Tompkins Trustco, Inc. Romaine was also elected to the Tompkins Trustco Board of Directors and to the boards of its subsidiaries, Tompkins Trust Company, The Bank of Castile, Tompkins Insurance Agencies, Inc. and AM&M Financial Services;

         James W. Fulmer, as Vice Chairman of Tompkins Trustco, Inc. Board of Directors. Fulmer also will remain Chairman, President & CEO of The Bank of Castile and Chairman of boards of Tompkins Insurance Agencies, Inc. and AM&M Financial Services, Inc.;

         Gregory J. Hartz, as President and Chief Executive Officer of Tompkins Trust Company. Mr. Hartz was also elected to the Tompkins Trust Company Board of Directors, and was elected Executive Vice President of Tompkins Trustco, Inc.; and

         Gerald J. Klein, Jr., as President and Chief Executive Officer of Mahopac National Bank. Mr. Klein was also elected to the Mahopac National Bank Board of Directors, and was elected Executive Vice President of Tompkins Trustco, Inc.

         "I approach my retirement as CEO with a great deal of confidence in the leaders we have identified to continue the development of Tompkins Trustco," James Byrnes stated. Mr. Byrnes will remain Chairman of the Board of both Tompkins Trustco, Inc. and Tompkins Trust Company, and will continue as a director of Mahopac National Bank and AM&M Financial Services, Inc.

Tompkins Trustco, Inc. operates 38 banking offices in the New York State markets served by the Company's subsidiary banks - Tompkins Trust Company, The Bank of Castile, and Mahopac National Bank. Through its community banking subsidiaries, the Company provides traditional banking services, and offers a full range of money management services through Tompkins Investment Services (a division of Tompkins Trust Company). The Company offers insurance services through its Tompkins Insurance Agencies, Inc. subsidiary, an independent agency serving individuals and business clients throughout New York State. The Company also offers fee-based financial planning and wealth management services through its AM&M Financial Services, Inc. subsidiary. Each Tompkins subsidiary operates with a community focus, meeting the needs of the unique communities served.


The above release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: overall economic conditions, consumer preferences; the impact of competition; the ability to execute the strategy for growth.